Exhibit 99.1

Valero Energy Corporation and Valero Energy Partners LP Announce Completion of Merger

SAN ANTONIO, January 10, 2019 – Valero Energy Corporation (NYSE: VLO) (“Valero”) and Valero Energy Partners LP (NYSE: VLP) (the “Partnership”) today announced the completion of the previously announced merger between the Partnership and a wholly owned subsidiary of Valero, pursuant to which Valero acquired all of the outstanding common units of the Partnership not already owned by Valero and its subsidiaries.

Effective January 10, 2019, the Partnership’s common units will no longer be publicly traded on the New York Stock Exchange.

About Valero

Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels and other petrochemical products.  Valero, a Fortune 50 company based in San Antonio, Texas, with approximately 10,000 employees, is an independent petroleum refiner and ethanol producer, and its assets include 15 petroleum refineries with a combined throughput capacity of approximately 3.1 million barrels per day and 14 ethanol plants with a combined production capacity of 1.73 billion gallons per year.  The petroleum refineries are located in the U.S., Canada, and the United Kingdom (“U.K.”), and the ethanol plants are located in the Mid-Continent region of the U.S.  In addition, Valero owns all of the general partner and limited partner interests in Valero Energy Partners LP.  Valero sells its products in both the wholesale rack and bulk markets, and approximately 7,400 outlets carry Valero’s brand names in the U.S., Canada, the U.K., and Ireland.  Please visit www.valero.com for more information.

About the Partnership

Valero Energy Partners LP is a master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the U.S. that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts for Valero and the Partnership

Investors:

Homer Bhullar, Vice President – Investor Relations, 210-345-1982

Karen Ngo, Senior Manager – Investor Relations, 210-345-4574

Tom Mahrer, Manager – Investor Relations, 210-345-1953

Media:

Lillian Riojas, Executive Director – Media Relations and Communications, 210-345-5002